BRITE SMILE


                              HOSTS: Kelly Sullivan
                                     John Reed


                               DATE: May 15, 2003


                               TIME: 4:15 p.m. EST









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         Operator: Good afternoon and welcome, ladies and gentlemen, to the
BriteSmile first quarter 2003 conference call. At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions and answers after the presentation. I will now turn the conference over to Kelly Sullivan. Please go ahead, ma'am.

         Kelly Sullivan: Thank you. Good afternoon and welcome to the BriteSmile first quarter earnings conference call. Thank you for joining us. If you have not received a copy of the news release, you can find it on the company website at www.britesmile.com, b-r-I-t-e-smile.com, within the "Company" section of the website. You may also call Judy Lee at 212-515-1920. John Reed, Chief Executive Officer; and Bruce Fleming, President, will be leading our call this afternoon with other executives introduced and available for questions later in the call.

         Before we begin, I would like to remind everyone that comments made in today's call may contain forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements using the terms "believe, anticipate" or similar expressions are forward-looking statements. For a more detailed understanding of the risks and uncertainties associated with


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BriteSmile, I refer you to the most recent copies of the company's 10K and 10Q.
Now I'll turn the call over to BriteSmile's CEO, John Reed, for an update on the company's performance this quarter. The line will be open for questions following these brief remarks. John?

         John Reed: Thank you, Kelly. As Kelly said, Bruce and I will give the presentation and then we'll follow that with questions. I will review the first quarter in terms of the statistical numbers. Bruce will give the qualitative news briefs and qualitative remarks. That will be followed by questions.

         So let me start with the numbers for the first quarter for BriteSmile, Inc. The headline numbers are as follows, and I will give three frames of reference: actual, last year and last quarter. That's the fourth quarter of '02. In terms of revenue, we came in at 9 million, versus last year's 9.3 million or
3.8 percent below last year and last quarter's 9 million -- no change on last quarter.

         In terms of total expense, we came in at 11.4 million versus last year's 13.1 million for a decrease of 13.1 percent or actually better than last year by 13.1 percent, and last quarter's 15.1 million. And that is better than last quarter. Our actuals beat last quarter by 24.5 percent.


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         In terms of net income, net income was minus 2.5 million versus last year's same quarter 4.1 million loss, or 39.1 percent improvement. Last quarter was a negative 7.1 million on net income and the improvement made on this quarter versus last quarter was 64.8 percent.

         In terms of EBITDA, we lost in the quarter 800,000 versus last year's
2.3 million or better than last year by 64.5 percent. Last quarter's EBITDA was minus 4.6 million. We bettered that by 82.6 percent. Earnings per share were $1.03 versus last year's $1.70 or better by 39.4 percent. And last quarter's numbers of $3.03 loss, we bettered that by 66.6 percent.

         So those are the headline numbers. In terms of other factors, procedures came in at right around 35,000 procedures against last year's 38 - 1 and last quarter's 37 - 2. So we were worse by procedures by 8.2 percent and worse by last quarter by 6.1 percent. In terms of same store sales, just giving you our centers, our wholly-owned centers, we were again at 3.6 million against
3.6 million this year/last year basis or a plus 5/10 of 1 percent improvement and against last quarter's 3.2 million or plus 12.6 percent over last quarter.


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         Now just recapping a little bit in terms of the numbers before we go to the highlights, in terms of revenue deferral, we deferred out of this quarter 900,000 and back in December we brought into this quarter 800,000 so the net deferral between quarters was a minus $148,000 that we lost this quarter that was deferred into next quarter, or quarter 2 of '03. In terms of expenses, certainly the minus 13.1 percent and minus 25 percent versus last quarter was a good achievement for us. The biggest achievement was the EBITDA number of plus
65 percent versus last year and plus 83 percent versus last quarter.

         With that, those are the financial highlights and hopefully, most of you have the press release, as well as the 10Q, which goes into bigger depth. But those are the key numbers. We'll now go to highlights and news briefs with Bruce.

         Bruce Fleming: Thanks, John. So far this year, we've strengthened our core business and really [unintelligible] expansion. We formed BriteSmile Development, Inc., which is a wholly-owned subsidiary of BriteSmile. Its purpose is to develop new products and technologies which will drive revenue and widen the competitive gap versus competition. We just announced a binding memorandum of understanding to acquire key rights to over 80 U.S. and foreign patents and patent applications in the oral cure from Oraceutical LLC. Eric Montgomery, our


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long-time director, is Chairman of Oraceutical and he's with us on the call today so I'm sure he would be happy to answer any questions. We're happy to say Eric has entered into a multi-year consulting arrangement with us and our primary intention is to practice the patents and monetize them for the company. We believe we can expand our professional product line and direct a consumer product line pretty aggressively. And we also believe that competitors are infringing on some of the patents, so there's value there as well. And we plan to vigorously protect these newly acquired patent rights.

         We continue to build our estate of clinical studies in the last quarter. The fourth side [unintelligible] study on the BriteSmile procedure safety, efficacy and technology was published in the "Journal of the American Dental Association." The article was peer reviewed and it concluded that the patented BriteSmile light adds significantly to the whitening effect of the procedure. The study also concluded that there was a significant improvement in gum health, and that's an important finding.

         We're rolling out an improved procedure in June that will safely achieve a 12 percent improvement in whitening efficacy. And so you can see we're committed to continuous improvement. And this rollout will further widen our lead in the industry. In addition, we have two more products, which we think are


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a breakthrough, scheduled for launch later this year. Marketing efficiency has improved greatly. During the first quarter we achieved $4.18 in revenue for every marketing dollar spent and that's against $2.18 in the comparable period last year. So we had a 92 percent improvement with 40 percent less spending. We experienced significant improvement in our consumer call center conversion rates and our remarketing efforts to respond it in our buyers in building our database. And we're building a very extensive database which I believe will be the envy of professional dental care marketers and also consumer dental care marketers.

         We're putting together a strong and experienced team in place. We've hired three key executives in the last 30 days to complement our existing team. And these are all replacements, not additions, to headcount. Roland Guglielmi is our new VP of IT and Chief Information Officer. He has a PhD in applied math from Yale and 15 years of building database marketing solutions. Glenn Bonagura is our new EVP of national sales. He has 20 years experience in the professional dental and consumer dental care industries. He's a 10-year veteran of Gillette, where he was VP of sales for the Oral B professional dental division. And Glenn will be responsible for sales and recruitments of our associated center dental


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office network and will also be responsible for our call centers, both the consumer and professional call centers.

         Rob Seiban is our new EVP of BriteSmile Professional Teeth Whitening Centers. Rob has over 10 years of extensive retail experience at Pier I Imports, Sunglass Hut, International and Illuminations. And Rob will be responsible for growing the revenues of our stores and the retail product line in the U.S. And soon our stores will expand abroad as well. Internationally, we're laying the foundation for further growth. Paul Dobson, our CEO of BriteSmile International, is on the call here today so I'm sure he'd be happy to answer your questions as well. He's recently announced the distributorship agreement to build 20 BriteSmile teeth whitening centers in 12 European cities. These centers will be state-of-the-art and will complement the existing 1,500 international dental offices which currently perform our procedure in over 67 countries.

         So in sum, we're pleased with current developments and we're very optimistic about the future.

         J Reed: OK, that's a brief description of where we are at the end of the first quarter. I think we're now ready for any and all questions.


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         Operator: Thank you, sir. The question and answer session will begin at this time. If you are using a speakerphone, please pick up the handset before pressing any numbers. Should you have a question, please press * followed by 1 on your pushbutton telephone. If you wish to withdraw your question, please press * followed by 2. Your questions will be taken in the order they are received. Please stand by. As a reminder, ladies and gentlemen, should you have a question, please press *1 or 1 4 at this time. Again, ladies and gentlemen, as a reminder, ladies and gentlemen, should you have a question, please press *1 or 1 4 at this time. I'm showing no questions at this time.

         J Reed: Very good. OK, ladies and gentlemen, thank you for being on the call. The next call will be sometime in late July or early August. OK. Thank you.

         Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 800-428-6051 or 973-709-2089 with an ID number of 291301. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.



                             (conference concluded)



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